Registration No. 33-92100
                                                                Rule 424(b)(3)


           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED AUGUST 11, 1995

                     MLCC Mortgage Investors, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                       Series 1995-S1, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                           Certificate Administrator
       -----------------------------------------------------------------

     On August 15, 1995, Subordinate Mortgage Backed Certificates, Series 1995-S1, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $50,117,687. The Class A Certificates represented beneficial interests of approximately 59.41% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements among Merrill Lynch Home Equity Acceptance, Inc., Merrill Lynch Mortgage Investors, Inc. or MLCC Mortgage Investors, Inc., as seller, Merrill Lynch Credit Corporation, as servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on pages 74 and 75 of the Prospectus are hereby updated, in their entirety, as follows:



                                                         PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                                                 (Dollars in Thousands)


                                          December 31, 2001          December 31, 2000            December 31, 1999
                                       -----------------------    -----------------------      -----------------------
                                       Number of                  Number of                    Number of
                                       PrimeFirst    Principal    PrimeFirst    Principal      PrimeFirst    Principal
                                         Loans         Amount       Loans         Amount           Loans       Amount
                                       ----------    ---------    ----------    ---------      ----------    ---------
PrimeFirst Loans
  Outstanding...................          4,873     $1,858,197      17,917     $6,750,058        11,223     $4,526,896
                                       ----------   ----------    ----------   ----------      ----------   ----------
Delinquency Period
  30-59 Days....................            107     $  48,857          486      $ 197,046           199     $   76,666
  60-89 Days....................             24        11,747           55         28,746            38         15,834
  90 Days or More*..............             48        30,333           20         13,294            15          8,300
                                       ----------   ----------    ----------   ----------      ----------   ----------
     Total Delinquency..........            179     $  90,937          561      $ 239,086           252     $  100,800
                                       ==========    ========     ==========   ==========      ==========   ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          3.67%         4.89%        3.13%          3.54%         2.25%          2.23%

Loans in Foreclosure............             29      $ 18,879           36       $ 24,910            36       $ 33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................          0.60%         1.02%        0.20%          0.37%         0.32%          0.73%

---------------------------------
* Does not include loans subject to bankruptcy proceedings.





                                                   PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                                        (Dollars in Thousands)

                                                              Year Ended             Year Ended                 Year Ended
                                                           December 31, 2001      December 31, 2000          December 31, 1999
                                                           -----------------      -----------------          -----------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................            $2,065,866              $5,638,477                 $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................                 5,450                  14,570                     11,243
                                                              ----------               ---------                 ----------

Gross Charge-offs.................................            $    5,153              $      885                    $ 5,578
Recoveries........................................                 4,226                       0                         16
                                                              ----------               ---------                 ----------
Net Charge-offs...................................            $      927              $      885                     $5,562
                                                              ==========               =========                 ==========
Net Charge-offs as a Percent of Average
Principal Balance Outstanding...................                   0.04%                   0.02%                      0.12%



     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 78 of the Prospectus are hereby updated, in their entirety, as follows:




                                                           Revolving Credit Line Loan Delinquency Experience
                                                                             (Dollars in Thousands)

                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------------------------------------------------------------------------------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                 31,395             30,571              31,517             33,863               6,700
Aggregate Loan Balance of
  RCL Loans Serviced                    $1,387,217         $1,191,938          $1,202,594         $1,313,527            $308,240
Loan Balance of RCL Loans
  2 months Delinquent                       $5,450             $6,634              $6,427             $8,137              $7,327
Loan Balance of RCL Loans
  3 months or more Delinquent(1)           $44,104            $31,348             $22,863            $18,782             $7,860
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                       3.57%              3.19%               2.44%              2.05%               4.93%




                                                   Revolving Credit Line Loan Loss Experience
                                                             (Dollars in Thousands)

                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------------------------------------------------------------------------------------
Number of Revolving Credit Line
  Loans Serviced                            31,395              30,571             31,517              33,863              6,700
Aggregate Loan Balance of RCL
  Loans Serviced                      $  1,387,217        $  1,191,938       $  1,202,594        $  1,313,527       $    308,240
For the Period:
  Gross Charge-offs Dollars           $      4,269        $      2,756       $      4,445        $      3,884       $      1,037
Percentage(2)                                0.31%               0.23%              0.37%               0.30%              0.34%


        -------------
        (1)      Includes Bankruptcy and Foreclosure.
        (2)      As a percentage of aggregate balance of revolving credit line loans serviced.


     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs -- Dime Revolving Credit Loans -- Delinquency and Loan Loss Experience" on page 81 of the Prospectus are hereby deleted.

          The information contained in the tables entitled "Statistics Data Group 1 Loan Principal Balances", "Range of Prime Index Based Group 1 Margins" and "Range of Six-Month LIBOR Based Group 1 Margins" and "Statistics Data Fixed Rate Loan Principal Balances" under the heading "The Mortgage Pools" on pages 58, 59 and 62, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and margins of the Mortgage Loans. The table entitled "Statistics Data Group 2 Loan Principal Balances" has been deleted because there are no longer any outstanding Series 1995-1 Certificates.



                                        Group 1 Loan Principal Balances as of December 31, 2001

                                            Number of                                     % of Group 1 Loans by
Range of Principal Balances               Group 1 Loans            Principal Balance          Principal Balance
---------------------------               -------------            -----------------          -----------------
$0-49,999.99                                         26                $  638,976.36                      0.18%
$50,000-54,999.99                                     4                   200,999.14                      0.06%
$55,000-59,999.99                                     1                    59,974.20                      0.02%
$60,000-74,999.99                                    16                 1,085,960.72                      0.31%
$75,000-99,999.99                                    57                 5,157,645.55                      1.46%
$100,000-149,999.99                                  89                10,764,208.94                      3.05%
$150,000-199,999.99                                  82                14,706,329.41                      4.16%
$200,000-249,999.99                                  77                17,140,636.61                      4.85%
$250,000-299,999.99                                  69                19,129,789.80                      5.42%
$300,000-349,999.99                                  54                17,459,214.72                      4.94%
$350,000-399,999.99                                  38                14,212,616.09                      4.02%
$400,000-449,999.99                                  21                 8,938,710.82                      2.53%
$450,000-499,999.99                                  18                 8,626,293.57                      2.44%
$500,000-549,999.99                                  15                 7,804,925.71                      2.21%
$550,000-599,999.99                                   9                 5,224,025.52                      1.48%
$600,000-649,999.99                                  15                 9,261,969.81                      2.62%
$650,000-699,999.99                                  20                13,651,051.46                      3.87%
$700,000-749,999.99                                  15                10,907,929.64                      3.09%
$750,000-799,999.99                                   8                 6,260,262.34                      1.77%
$800,000-849,999.99                                  12                 9,880,047.05                      2.80%
$850,000-899,999.99                                  18                15,786,055.04                      4.47%
$900,000-999,999.99                                  21                20,178,962.72                      5.71%
$1,000,000-1,099,999.99                              23                23,421,925.41                      6.63%
$1,100,000-1,199,999.99                              15                17,283,384.31                      4.89%
$1,200,000-1,299,999.99                               7                 8,876,142.84                      2.51%
$1,300,000-1,399,999.99                               4                 5,449,251.58                      1.54%
$1,400,000-1,499,999.99                               2                 2,863,885.74                      0.81%
$1,500,000-1,599,999.99                               2                 3,112,615.50                      0.88%
$1,600,000-1,699,999.99                               3                 4,984,232.15                      1.41%
$1,700,000-1,799,999.99                               5                 8,826,646.75                      2.50%
$1,800,000-1,899,999.99                               1                 1,826,738.85                      0.52%
$1,900,000-1,999,999.99                               4                 7,891,263.54                      2.23%
$2,000,000-2,099,999.99                               5                10,126,505.31                      2.87%
$2,100,000-2,199,999.99                               1                 2,189,052.20                      0.62%
$2,200,000-2,299,999.99                               2                 4,522,664.34                      1.28%
$2,400,000-2,499,999.99                               3                 7,370,172.37                      2.09%
$2,500,000-2,599,999.99                               2                 5,095,125.00                      1.44%
$2,600,000-2,699,999.99                               1                 2,600,000.00                      0.74%
$2,700,000-2,799,999.99                               1                 2,798,532.91                      0.79%
$2,900,000-2,999,999.99                               3                 8,920,308.22                      2.53%
$3,000,000 or Higher                                  2                 7,989,047.33                      2.26%
                                          ---------------------------------------------------------------------
TOTALS                                              771             $ 353,224,079.57                    100.00%
                                          =====================================================================





                                              Range of Prime Index Based Group 1 Margins
                                                        as of December 31, 2001

                                                                                                     % of
                                         Number of                                            Prime Index Based
                                     Prime Index Based                                         Group 1 Loans by
           Margin                      Group 1 Loans              Principal Balance           Principal Balance
------------------------------  ----------------------------    -----------------------   ---------------------------
           -0.500%                             1                         $ 520,000.00                     1.22%
           -0.250%                             9                        10,030,876.28                    23.50%
           -0.125%                             8                         4,637,710.50                    10.87%
           0.000%                             35                        13,347,971.08                    31.28%
           0.250%                             37                         6,942,556.06                    16.27%
           0.500%                             57                         6,597,460.86                    15.46%
           0.750%                              3                           260,535.02                     0.61%
           1.000%                              3                           336,105.69                     0.79%
                                --------------------------------------------------------------------------------
           TOTALS                            153                      $ 42,673,215.49                   100.00%
                                ================================================================================





                                            Range of Six-Month LIBOR Based Group 1 Margins
                                                        as of December 31, 2001

                                         Number of                                              % of Six-Month LIBOR Based
                                   Six-Month LIBOR Based                                        Group 1 Loans by Principal
           Margin                      Group 1 Loans                 Principal Balance                    Balance
------------------------------  ---------------------------     ---------------------------     ---------------------------
           0.875%                            2                          $   1,473,184.74                   0.48%
           1.000%                            3                              3,300,336.50                   1.06%
           1.125%                            1                                867,689.89                   0.28%
           1.250%                            7                              3,405,733.39                   1.10%
           1.500%                           86                            116,536,516.15                  37.59%
           1.625%                           85                             56,640,818.98                  18.27%
           1.750%                          164                             71,296,309.10                  23.00%
           1.875%                           16                             10,798,769.79                   3.48%
           2.000%                          116                             25,683,005.85                   8.29%
           2.125%                            6                              1,661,777.12                   0.54%
           2.250%                          106                             15,689,291.15                   5.06%
           2.375%                            3                                297,037.94                   0.10%
           2.500%                           20                              2,329,132.21                   0.75%
                                ------------------------------------------------------------------------------------------
           TOTALS                          615                          $ 309,979,602.81                 100.00%
                                ==========================================================================================





                                           Range of One-Year Treasury Based Group 1 Margins
                                                        as of December 31, 2001

                                         Number of                                                % of One-Year Treasury
                                  One-Year Treasury Based                                         Based Group 1 Loans by
          Margin                       Group 1 Loans               Principal Balance                Principal Balance
------------------------------  ---------------------------   ---------------------------     ---------------------------
           2.625%                            1                              $ 384,836.38                   67.36%
           2.750%                            1                                 50,999.14                    8.93%
           3.000%                            1                                135,425.75                   23.71%
                                -------------------------------------------------------------------------------------------
           TOTALS                            3                              $ 571,261.27                  100.00%
                                ===========================================================================================


     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics under the heading "Description of the Pooled Certificates-General" on page 35 of the Prospectus is hereby updated to indicate, as of December 31, 2001, the Certificate Characteristics. There are no longer any outstanding Series 1995-1 Certificates.



                                          Group 1 Certificate Characteristics, as of
                                                      December 31, 2001


                                                                               Original Senior
                            Pooling and     Type of                                 Mortgage              Original Pooled
                 Month of    Servicing      Mortgage    Original Principal     Certificate Balance          Certificates
     Series      Issuance    Agreement       Loan           Balance(1)         (     (2)                       Balance
   MLMI 1993F     Sep-93        (5)           (6)        $  210,704,370            $  202,758,500           $ 7,945,870
   MLMI 1993I     Nov-93        (5)           (6)        $  156,171,951            $  152,032,000           $ 4,139,951
   MLMI 1994A     Jan-94        (5)           (6)        $  284,637,957            $  276,098,000           $ 8,539,957
   MLMI 1994F     Mar-94        (5)           (6)        $  288,806,078            $  280,140,000           $ 8,666,078
   MLMI 1994H     May-94        (5)           (6)        $  214,155,739            $  207,195,000           $ 6,960,739
  MLCCMI 1994A    Jul-94        (5)           (6)        $  393,157,420            $  378,795,000           $14,362,420
  MLCCMI 1994B    Dec-94        (5)           (6)        $  306,606,666            $  296,641,000           $ 9,965,666

                                                         $1,854,240,181            $1,793,659,500           $60,580,681




                                                                                   Original
                                                                                    Pooled                             Current
                                                                                 Certificates                          Pooled
                                                                                    Balance       Current Pooled     Certificates
                                       Current Senior                               a  % of        Certificates      Balance as
                  Current Adjustable      Mortgage        Current Pooled           Original        Balance as a      a  % of the
                    Loan Principal      Certificates       Certificates           Principal       % of Principal     Respective
     Series          Balance(1)(3)      Balance(2)(3)       Balance (3)          Balance (1)      Balance (1)(3)       Total(3)
  MLMI 1993F          23,331,141          15,385,271         7,945,870               3.77%            34.06%            13.36%
  MLMI 1993I          28,523,448          24,383,497         4,139,951               2.65%            14.51%             6.96%
  MLMI 1994A          49,760,227          41,220,270         8,539,957               3.00%            17.16%            14.36%
  MLMI 1994F          77,179,899          68,513,821         8,666,078               3.00%            11.23%            14.57%
  MLMI 1994H          57,141,634          50,180,895         6,960,739               3.25%            12.18%            11.70%
 MLCCMI 1994A         79,036,658          65,774,290        13,262,368               3.65%            16.78%            22.30%
 MLCCMI 1994B         68,475,616          58,509,950         9,965,666               3.25%            14.55%            16.75%

                    $383,448,623       $323,967,994       $59,480,629               3.27%            15.51%           100.00%



                      30-59                                 Mortgage
                  Delinquencies            60               Loans in           CPR for the
                    as a  % of        Delinquencies      Foreclosure as         Mortgage
                    Principal          as a  % of           a  % of             Loans in
                    Balance (1)        Principal           Principal           the Series
    Series            (3)             Balance (1)(3)     Balance (1)(3)           (4)
  MLMI 1993F          0.00%              10.59%              0.00%               23.00%
  MLMI 1993I          4.27%               7.77%              4.21%               18.60%
  MLMI 1994A          9.73%               2.34%              0.18%               19.40%
  MLMI 1994F          0.86%               2.10%              0.00%               15.40%
  MLMI 1994H          4.00%               4.74%              3.86%               15.70%
 MLCCMI 1994A         5.27%               1.91%              0.00%               19.10%
 MLCCMI 1994B         2.36%               5.95%              4.97%               18.90%

                      3.86%               4.11%              1.80%                 N/A




     (1)  Includes only Group 1 Loans (i.e., does not include any Fixed Rate Loans) with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
     (2)  Includes only those Senior Mortgage Certificates that are principally supported by Group 1 Loans with the exception of MLCCMI 1994A which includes Group 1 and Group 2 Loans.
     (3)  As of December 31, 2001 (after the January 15, 2002 distribution).
     (4)  The CPR is the constant rate of prepayment each month, expressed as per annum percentage of the schedule principal balance of the pool of mortgage loans for that month for the period from the Underlying Cut-off date for the Series to December 31, 2001.
     (5)  Merrill Lynch Mortgage Investors, Inc. (in the case of Series 1994A (7/94) and Series 1994B, MLCC Mortgage
          Investors, Inc.), as depositor, MLCC, as Servicer, and Bankers Trust Company of California, N.A. as Underlying
          Trustee.
     (6)  The Mortgage Loans in all Loan Groups that principally support the Pooled Certificates are adjustable rate
          PrimeFirst loans. See "The Mortgage Pools-Group 1 Loans."
     (7)  Weighted average of the percentages in the column above such number.


                                                -----------------------------

                                   The date of this Prospectus Supplement is April 26, 2002
